EXHIBIT  5
March  6,  2000



SBE,  Inc.
4550  Norris  Canyon  Road
San  Ramon,  CA  94583

Ladies  and  Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SBE, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an additional 100,000 shares of the Company's Common Stock, par value $0.001 per share, (the "Shares") pursuant to its 1996 Stock Option Plan, as amended (the "Plan").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, solely to the extent that they constitute original issuance securities, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very  truly  yours,

Cooley  Godward  LLP

/s/  Jodie M. Bourdet


Jodie M. Bourdet

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